                                                                                                                                                                                                     Exhibit 99.1

Socket Mobile Reports Profitable Second Quarter and Six Month Results

NEWARK, Calif., – July 27, 2016 - Socket Mobile, Inc. (NASDAQ: SCKT), a leading innovator of data capture and delivery solutions for enhanced productivity, today reported profitable operating results for the 2016 second quarter and six month periods ended June 30, 2016.

Second Quarter 2016 Highlights

•	Total revenue increased 16 percent year over year to $5.2 million

•	Net income increased 29 percent year over year to $517,000, or $0.09 per share

•	EBITDA increased 25% to $734,000, or $0.13 per share, compared to the prior year quarter

Revenue for the second quarter of 2016 was $5.2 million, an increase of 16 percent over revenue of $4.5 million for the same quarter a year ago and an increase of three percent sequentially from revenue of $5.0 million in the immediately preceding quarter. Net income for the second quarter of 2016 was $517,000, or $0.09 per share, compared to net income of $401,000, or $0.07 per share, in the second quarter of 2015, and net income of $548,000, or $0.10 per share, in the immediately preceding quarter. Earnings Before Interest, Taxes, Depreciation and Amortization (EBITDA), a non-GAAP measure of operating results, was $734,000, or $0.13 per share, in the second quarter of 2016, compared to $588,000, or $0.11 per share, in the second quarter of 2015 and $729,000, or $0.13 per share, in the immediately preceding quarter.

Revenue for the six months ended June 30, 2016 was $10.3 million, an increase of 21 percent from revenue of $8.5 million in the same period a year ago. Net income for the six months ended June 30, 2015 was $1.1 million, or $0.19 per share, compared to net income of $329,000, or $0.06 per share, for the same period a year ago. Earnings before Interest, Taxes, Depreciation and Amortization (EBITDA) for the six months ended June 30, 2016 was $1.5 million, or $0.26 per share, compared to EBITDA earnings of $696,000, or $0.13 per share, for the same period a year ago.

Gross margins on revenue for the three and six month periods ended June 30, 2016 were 49.5 percent and 49.6 percent respectively, compared to gross margins on revenue of 47.2 percent and 46.2 percent for the corresponding periods in 2015.

Operating expenses for the second quarter of 2016 were $2.0 million, an increase of 23 percent compared to operating expenses of $1.6 million for the same quarter a year ago, and an increase of five percent sequentially from the immediately preceding quarter. Operating expenses for the six months ended June 30, 2016 were $3.9 million, an increase of 14 percent compared to operating expenses of $3.4 million for the same period a year ago.

Kevin Mills, president and chief executive officer, commented, “We achieved second quarter total revenue growth of 16 percent year over year and improved our profitability. Our data capture business continues to be driven by third party applications with the emerging mobile point of sale (mPOS) market leading the way. We are also pleased to be reporting as a Nasdaq-listed company.

“We released the DuraScan 750, our newest durable barcode scanner, earlier this year and are ramping up production. In addition, our DuraScan 730 and our new linear imager durable barcode scanner, our DuraScan 700, are expected to ship in the current third quarter. Our DuraCase product family, which enables one handed barcode scanning with our attachable Series 800 barcode scanners and is designed for use while staying connected to an iPod Touch, Samsung Galaxy S7 or an iPhone SE, will be available in the second half of the year. We expect these products, which are designed for harsher environments, to expand our market reach and introduce Socket to new customers.

“Our second quarter total revenue included $1.1 million from sales of our SoMo handheld computer products, representing the last major planned shipments of our SoMo handheld computers. Revenue in the third quarter and beyond will come primarily from sales of our data capture barcode scanning products, which have been growing,” Mills concluded.

Conference Call
Management of Socket will hold a conference call and web cast today at 2 P.M. PT to discuss the quarterly results and outlook for the future. The dial-in number to access the call is (877) 407-9210 from within the U.S. or (201) 689-8049 from international locations. A replay will be available via telephone for a week following the call at (877) 481-4010 from within the U.S., or (919) 882-2331 from international locations. The conference ID is 13612963#. The call will also be carried live and available via replay through a link on Socket’s website at www.socketmobile.com. From the home page, choose “About Socket”/“Investor Relations”/“Conference Calls and Events.” A transcript will be posted on the Company’s website within a few days of the call.

Founded in 1992, Socket Mobile is a leading innovator of data capture and delivery solutions for enhanced productivity in retail point of sale, field service, healthcare, and other mobile markets. Socket Mobile’s revenue is primarily driven by the deployment of third party barcode enabled mobile applications that integrate Socket Mobile’s cordless barcode scanners. Socket Mobile has a robust network of over 1,400 developers registered to use its software developer’s kit to add sophisticated barcode scanning to mobile applications. Socket Mobile is headquartered in Newark, Calif. and can be reached at +1-510-933-3000 or www.socketmobile.com. Follow Socket Mobile on Facebook and Twitter @socketmobile and subscribe to SocketTalk  the company’s official blog.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such forward-looking statements include, but are not limited to, statements regarding mobile computer and data collection products, including details on the timing, distribution and market acceptance of new products, and statements predicting trends, sales and market conditions and opportunities in the markets in which we sell our products. Such statements involve risks and uncertainties, and actual results could differ materially from the results anticipated in such forward-looking statements as a result of a number of factors, including, but not limited to, the risk that our new products may be delayed or not rollout as predicted, if ever, due to technological, market, or financial factors, including the availability of necessary working capital, the risk that market acceptance and sales opportunities may not happen as anticipated, the risk that our application partners and current distribution channels may choose not to distribute the new products or may not be successful in doing so, the risk that acceptance of our new products in vertical application markets may not happen as anticipated, and other risks described in our most recent Form 10-K and 10-Q reports filed with the Securities and Exchange Commission.

Investor Relations Contact:	Socket Mobile Contact:
Todd Kehrli / Jim Byers	Dave Dunlap
MKR Group, Inc.	Chief Financial Officer
323-468-2300	510-933-3035
sckt@mkr-group.com	dave@socketmobile.com

Socket is a registered trademark of Socket Mobile. All other trademarks and trade names contained herein may be those of their respective owners.

© 2016, Socket Mobile, Inc. All rights reserved.

-- Financial tables to follow --

Socket Mobile, Inc.

Summary Statements of Operations (Unaudited)

(Amounts in Thousands except per share amounts)

	Three months ended June 30,		Six months ended June 30,
	2016	2015	2016	2015
Revenue	$5,212	$4,485	$10,256	$8,491
Cost of revenue	2,632	2,370	5,170	4,568
Gross margin	2,580	2,115	5,086	3,923
Gross margin percent	49.5%	47.2%	49.6%	46.2%
Research & development	741	550	1,398	1,125
Sales & marketing	683	609	1,370	1,227
General & administrative	576	467	1,139	1,071
Total operating expenses	2,000	1,626	3,907	3,423
Interest (income) expense, net	30	80	73	155
Income tax expense	33	8	41	16
Net income	$517	$401	$1,065	$329
Earnings per share:
Basic	$0.09	$0.07	$0.19	$0.06
Fully diluted	$0.07	$0.07	$0.15	$0.06
Weighted average shares outstanding: Basic Fully diluted	5,822 7,267	5,545 5,911	5,733 6,925	5,529 5,961

  Reconciliation of GAAP Net Income to Income Before Interest, Taxes, Depreciation and Amortization (EBITDA) (Unaudited)

	Three months ended June 30,		Six months ended June 30,
	2016	2015	2016	2015
Net income GAAP	$517	$401	$1,065	$329
Interest expense, net	30	80	73	155
Income tax expense	33	8	41	16
Depreciation	68	49	133	100
Stock compensation expense	86	50	151	96
Net income EBITDA	$734	$588	$1,463	$696

 Socket Mobile, Inc.

Condensed Summary Balance Sheets

(Amounts in Thousands)

	June 30, 2016 (Unaudited)	December 31, 2015*
Cash	$1,054	$938
Accounts receivable	2,445	2,359
Inventories	879	1,326
Other current assets	198	87
Property and equipment, net	441	475
Goodwill	4,427	4,427
Other assets	81	76
Total assets	$9,525	$9,688
Accounts payable and accrued liabilities	$2,154	$2,817
Subordinated line of credit	—	500
Convertible notes payable	753	753
Deferred income on shipments to distributors	1,175	1,645
Deferred service revenue	100	125
Other liabilities	508	505
Total liabilities	4,690	6,345
Common stock	62,643	62,216
Accumulated deficit	(57,808)	(58,873)
Total Stockholders’ Equity	4,835	3,343
Total Liabilities and Equity	$9,525	$9,688

*Derived from audited financial statements.

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